For Immediate Release

U.S. Rare Earths, Inc. Appoints Mark E. Scott as CFO

LONOKE, AR, December 28, 2011 -- (BUSINESS WIRE) – U.S. Rare Earths, Inc., “UREE”, (OTCBB: UREE), a rare earths  exploration company with mining claims located in Lemhi County, Idaho and  Beaverhead County, Montana as well as the Powderhorn and Wet Mountain areas of Colorado, announced today that Mark E. Scott has been appointed Chief Financial Officer. Mr. Scott will be responsible for all financial functions of the Company and will work with Michael Parnell, the Chief Executive Officer, on the implementation of the Company’s growth strategy.

Mr. Scott previously served as Chief Financial Officer and Secretary of IA Global, Inc. from October 2003 to June 2011 and has held executive financial positions with Digital Lightwave, Network Access Solutions, and Teltronics, Inc. “Having worked with publicly traded gold, silver and technology companies, Mark brings significant financial and capital market experience to U.S. Rare Earths and I look forward to working with Mark as we develop our rare earth resources ,” stated Parnell.

Mr. Scott, a certified public accountant, received a Bachelor of Arts in Accounting from the University of Washington and currently serves as Chief Financial Officer of WestMountain Gold.

About U.S. Rare Earths, Inc.

U.S. Rare Earths, Inc. (USRE), (OTCBB: UREE), is a mineral exploration, mining and claims acquisition company based in Lonoke, AR. Formerly Colorado Rare Earths, Inc, the company holds over 12,000 acres of mining claims for rare-earth elements in Colorado, Idaho and Montana.  In Colorado these include the Powderhorn Property in Gunnison County, and Wet Mountain Property in Fremont and Custer Counties. Additional claims include the Lemhi Pass Property in Lemhi County, Idaho and Beaverhead County, Montana; Diamond Creek and North Fork Properties in Lemhi County, Idaho and the Sheep Creek Property in Ravalli County, Montana. Rare earth elements are critical to many existing and emerging 21st century applications including clean-energy technologies such as hybrid cars and electric vehicles; high-technology applications including cell phones and digital music players; hard disk drives used in computers; microphones; fiber optics; lasers; and in addition, critical defense applications such as global positioning systems, radar and sonar; and advanced water treatment applications, including those for industrial, military, homeland security, domestic and foreign aid use. For more information visit www.usrareearths.com.

Contact:

Liz Petrova,
212-843-9335
lpetrova@rubensteinpr.com

Investor Relations:
Patrick Kennedy
254-559-6464
kennedy@usrareearths.com